EXHBIT 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary*	Business and Location	Percent Owned by Registrant	State/Province Of Incorporation

Atlas Lighting Products, Inc.	LED lighting Burlington, NC	100	North Carolina

Grady McCauley Inc.	Digital image and screen printed graphics; interior graphics and signs Akron, OH	100	Ohio

LSI ADL Technology Inc.	Electronic circuit boards Columbus, OH	100	Ohio

LSI Integrated Graphics LLC	Screen and digital printed materials; and illuminated and non-illuminated architectural graphics Houston, TX	100	Ohio

LSI Kentucky LLC	Metal fabrication Independence, KY	100	Ohio

LSI International Holdings, Inc.	A holding company for LSI’s expansion into countries outside the United States (majority shareholder)	100	Ohio

LSI International, LLC	A holding company for LSI’s expansion into countries outside the United States (minority shareholder)	100	Ohio

LSI Graficas e Illuminacion S. de de R.L. de C.V.	Outsourced back-office support located in Mexico City, Mexico	100	Mexico

LSI Fresh Subsidiary Inc.	A holding company for JSI Holding Corp.	100	Ohio

JSI Holding Corp.	A holding company for JSI legal entities	100	Delaware

Milo Holding Corp.	A holding company for JSI legal entities	100	Delaware

JSI SF Inc.	Refrigerated and non-refrigerated merchandising displays Greenville, South Carolina	100	Delaware

JSI Store Fixtures Inc.	Refrigerated and non-refrigerated merchandising displays Milo, Maine Bangor, Maine Payson, Utah	100	Delaware

JSI Store Fixtures Canada Inc.	Refrigerated and non-refrigerated merchandising displays Collingwood, Ontario	100	British Columbia

EMI Acquisition Company Inc.	Refrigerated and non-refrigerated merchandising displays Tampa, FL, Alpharetta, GA, Cranston, RI, Boonton, NJ, Arlington TX	100	Ohio

Canada’s Best Store Fixtures Inc.	Refrigerated and non-refrigerated merchandising displays Toronto, Ontario Edmonton, Alberta	100	Ontario

SRR Holdings Inc.	Refrigerated and non-refrigerated merchandising displays, screen printed graphics; exterior graphics and signs Royston, Georgia Pendergrass, Georgia Jasper, Georgia Bell Gardens, California Jacksboro, Tennessee Bessemer, Alabama	100	Delaware
Royston, LLC (dba Southern Case Arts)	Store interiors, modular fixtures Jasper, Georgia Royston, Georgia Bessemer, Alabama	100	Georgia
SignResource, LLC	Exterior retail signage Bell Gardens, California	100	California
Royston Hamilton, LLC	Laboratory equipment Jasper, Georgia	100	Delaware
Hamilton Laboratory Solutions (Shanghai) Co., LTD	Laboratory equipment China	100	China

* Inclusion on the list above is not an admission that any of the above entities, individually or in the aggregate, constitutes a significant subsidiary within the meaning of Rule 1-02(w) of Regulation S-X and Item 601(b)(21)(ii) of Regulation S-K. Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries are omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of the end of the year covered by this report.